Exhibit 15.3

Our ref  YCU/658613-000001/31676735v1

333 North Bridge Road, #05-11

Odeon 333

Singapore 188721

April 29, 2026

Dear Sirs

Noah Holdings Limited

We have acted as legal advisers as to the laws of the Cayman Islands to Noah Holdings Limited, an exempted limited liability company incorporated in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission (the “SEC”) of an annual report on Form 20-F for the year ended 31 December 2025 (“Form 20-F”).

We hereby consent to the reference of our name under the headings “Item 3.D Risk Factors” and “Enforceability of Civil Liabilities” in the Form 20-F, and we further consent to the incorporation by reference of the summary of our opinions under this heading into the Company’s registration statements on Form S-8 (File No. 333-171541) that was filed on 5 January 2011, Form S-8 (File No. 333-222342) that was filed on 29 December 2017 and Form S-8 (File No. 333-268978) that was filed on 23 December 2022.

We consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP